Exhibit 99.1

Schedule A

Transactions – Last 60 days

Beneficial Ownership	Transaction Date	Transaction	Shares	Price Per Share
HPE	7/28/2026	Sale	(70,870)	$13.05
HPE	8/7/2026	Sale	(258,541)	$13.97